UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NOBLE ROMAN’S, INC.
(Name of Registrant as Specified in Its Charter)

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NEWS BULLETIN	RE: NOBLE ROMAN'S, INC.
6612 E. 75th Street, Suite 450 Indianapolis, IN 46250

FOR ADDITIONAL INFORMATION, CONTACT:

For Media Information: Scott Mobley, President & CEO (smobley@nobleromans.com)

For Investor Relations: Paul Mobley, Executive Chairman & CFO (pmobley@nobleromans.com)

 Mike Cole, Investor Relations: 949-444-1341 (mike.cole@mzgroup.us)

Noble Roman’s to Release 2nd Quarter Financial Data on August 9th;

to Host Conference Call on August 9th at 4:00 PM EDT.

(Indianapolis, Indiana) – August 8, 2023 - Noble Roman's, Inc. (OTCQB: NROM), the Indianapolis based franchisor and licensor of Noble Roman’s Pizza and Noble Roman’s Craft Pizza & Pub, announced that it will report 2nd quarter financial data on Wednesday, August 9th before the markets open. Noble Roman’s also announced that it will host a conference call on Wednesday, August 9th from 4:00 to 4:45 P.M. EDT. Those interested in participating in the conference call should dial in at 317-300-7896 and use the participation code 499795 (no pin number required – callers will press 5* to ask questions when Q&A time is announced).

The statements contained above concerning the company’s future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company’s management.  The company’s actual results in the future may differ materially from those indicated by the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to the continuing effects of the COVID-19 pandemic and its aftermath, competitive factors and pricing and cost pressures, non-renewal of franchise agreements, shifts in market demand, the success of franchise programs, including the Noble Roman’s Craft Pizza & Pub format and the ability to convert the sales pipeline into sold units, the company’s ability to successfully operate an increased number of company-owned restaurants, the outcome of the election of directors at the company’s 2023 annual meeting of shareholders (as discussed under “Part II-Other Information” in Form 10-Q filed with SEC on May 10, 2023), general economic conditions, changes in demand for the company’s products or franchises, the company’s ability to service its loans and refinance its debt under suitable terms, the acceptance of the amended federal Form 941 returns relating to the ERTC, the impact of franchise regulation, the success or failure of individual franchisees and inflation and other changes in prices or supplies of food ingredients and labor as well as the factors discussed under “Risk Factors” contained in this company’s Annual Report on Form 10-K for the year ended December 31, 2022.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

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